Exhibit 99.1

Winston Hotels, Inc.
2626 Glenwood Avenue • Suite 200
Raleigh, North Carolina 27608
www.winstonhotels.com
NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell	Contact: Jerry Daly or Carol McCune (Media)
Director of Investor Relations & Administration (919) 510-8003 pbell@winstonhotels.com	(703) 435-6293 (jerry@dalygray.com, carol@dalygray.com)

For Immediate Release

Winston Hotels to Buy Best Western Park Place Suites near Houston Medical Center;
Will Convert 190-Room Hotel to SpringHill Suites by Marriott Brand

Winston Plans to Take $2.5 Million Impairment Charge in Third Quarter

     RALEIGH, N.C., September 4, 2003—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced that its joint venture with Charlesbank Capital Partners, LLC (Charlesbank) has an agreement to acquire the 190-room Best Western Park Place Suites near the Houston Medical Center in Houston, Texas for $10 million. Subject to the satisfactory completion of final due diligence matters, the joint venture, which is owned 85 percent by Charlesbank and 15 percent by the company, expects to close the acquisition within the next 30 days.

     Concord Hospitality Enterprises Company (Concord Hospitality), which sourced the project to the joint venture, will operate the hotel and hold a 13 percent minority interest in the property. The property will undergo an approximate $5 million renovation and is expected to convert to the Springhill Suites by Marriott brand during the second quarter of 2004. Winston will asset manage the project for the joint venture and oversee the renovation effort.

     “The Best Western property is a well-located hotel with a number of excellent demand generators,” said Joe Green, Winston’s chief financial officer. “We believe the significant upgrade to the hotel and conversion to the SpringHill Suites brand should reposition the hotel to appeal to a wider customer profile.” Green added that “this project furthers one of the company’s key strategies: to grow through the acquisition of hotels that can benefit from implementing significant value added programs.”

     The seven-story Best Western Park Place Suites is located in downtown Houston. In addition to its close proximity to the Houston Medical Center complex, the hotel is within one mile of Rice University, Reliant Park and Stadium (home of the 2004 Super Bowl), Six Flags Astroworld, the Houston Zoo, and a number of major office and hospital complexes.

     “Our other two properties in the joint venture have performed well, in spite of the poor economy,” said Andy DiMatteo, Charlesbank principal. “Together with Winston, we continue to aggressively seek properties that have excellent repositioning potential.”

     “Concord Hospitality has extensive experience in major renovations, and we believe that our ability to successfully renovate this project will have a positive impact on the hotel’s performance,” said Mark G. Laport, president and CEO, Concord Hospitality.

     SpringHill Suites by Marriott recently was ranked No. 1 in the mid-price limited service segment in the J.D. Power and Associates’ 2003 Hotel Guest Satisfaction Index Study. Guest suites in SpringHill Suites hotels are up to 25 percent larger than traditional hotel rooms and feature separate areas for sleeping, working/eating and relaxing. In-room amenities include a pantry with mini-refrigerator, microwave and coffee service. Suites also feature a spacious bathroom with separate vanity, hair dryer, iron and ironing board.

     Separately, Winston announced that it will record a $2.5 million, non-cash impairment charge to the company’s earnings in the third quarter relating to one hotel which will be classified as “held for sale” on the balance sheet. On an ongoing basis, the company reviews its portfolio for potential impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and has determined that one of its hotels, which its Board of Directors recently has approved for sale, requires an impairment charge. The charge will not impact the company’s ability to pay its current dividend, which the company believes is secure.

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, repositioning and active asset management of premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 49 hotels with 6,809 rooms in 16 states, which includes: 44 wholly-owned properties with 6,141 rooms; a 49 percent ownership interest in two joint venture hotels with 296 rooms; a 57.65 percent ownership interest in one joint venture hotel with 157 rooms; and a 13.05 percent ownership interest in two joint venture hotels with 215 rooms. The company also has issued mezzanine loans to owners of three hotels with 391 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing. For more information about Winston Hotels, visit the Winston Hotels web site, www.winstonhotels.com.

     In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of mezzanine loans, or the failure to make additional mezzanine debt investments and investments in distressed hotel opportunities. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Reports on Form 10-Q and its other periodic reports.